Exhibit 99.1
RCI Reports 1Q23 Club & Restaurant Sales
HOUSTON—January 10, 2023—RCI Hospitality Holdings, Inc. (Nasdaq: RICK) reported sales for its Nightclubs and Bombshells restaurants of $69.2 million for the fiscal first quarter ended December 31, 2022, a 13.3% year-over-year increase. Sales do not include non-core operations and are preliminary and subject to final closing. Full 1Q23 financial results are expected by February 9.
Eric Langan, President & CEO of RCI, said: “As we indicated on our most recent conference call, nightclub sales remained high, reflecting strong contributions from acquisitions, increased VIP spend at many of our northern clubs, and reopened/reformatted clubs, all of which more than offset intermittent softness at some blue collar clubs compared to a year-ago. Also as we discussed, Bombshells faced difficult comparisons to the last year and a half when they benefited from a highly favorable macro-economic environment. Despite that, Bombshells 1Q23 average unit volume of $1.2 million was 5.2% higher compared to pre-COVID 1Q20. Looking ahead, FY22 club acquisitions will begin rolling into SSS in 2Q23. The segment should also benefit from full quarters of more recent acquisitions, and Bombshells should significantly improve as new locations open in FY24.”
Club & Restaurant Sales ($ in Millions)

	1Q23 Total Sales	Total Sales vs. 1Q22	Same-Store Sales vs. 1Q22	SSS vs. 1Q20
Combined	$69.2	+13.3%	-2.7%	+8.6%
Nightclubs	$55.9	+20.7%	+1.2%	+10.0%
Bombshells	$13.3	-9.7%	-13.9%	+3.6%
Notes
•1Q23 club sales included $15.3 million from the 15 clubs acquired in FY22 and one of the two clubs acquired in 1Q23. The other club will reopen later this year. Recently, RCI announced agreements to acquire five more clubs which should close in 2Q23.
•1Q23 club sales also included results from three renamed and reformatted clubs: Scarlett’s Cabaret Louisiana, which opened March 2022; Scarlett’s Cabaret San Antonio, which opened August 2022; and Jaguars Club San Antonio, which opened late December 2022.
•1Q23 restaurant sales included $1.3 million from Bombshells Arlington, which opened December 2021, and a small contribution from Grange Food Hall, which was acquired late December 2022.
•RCI bought back 1,500 shares for $97,530 at an average price per share of $65.02 in 1Q23.
•The COVID pandemic first impacted sales in RCI’s 2Q20 when all locations were required to close mid-March 2020. By May 2020, Bombshells and some nightclubs began to reopen, but all clubs were not fully reopened to their full operating hours until 4Q21. 1Q23 was the third period since 1Q20 not affected by COVID.
•Revenues from non-core operations, such as third-party rents, Bombshells franchise fees, and Other segment revenues, are not included in Nightclubs and Bombshells sales above.
•All references to “RCI Hospitality Holdings, Inc.,” “company,” “we,” “our,” and similar terms refer to RCI and/or its subsidiaries, unless the context indicates otherwise.
About RCI Hospitality Holdings, Inc. (Nasdaq: RICK) (Twitter: @RCIHHinc)
With more than 60 locations, RCI Hospitality Holdings, Inc., through its subsidiaries, is the country’s leading company in adult nightclubs and sports bars/restaurants. See all our brands at www.rcihospitality.com.

Forward-Looking Statements
This press release may contain forward-looking statements that involve a number of risks and uncertainties that could cause the company's actual results to differ materially from those indicated, including, but not limited to, the risks and uncertainties associated with (i) operating and managing an adult entertainment or restaurant business, (ii) the business climates in cities where it operates, (iii) the success or lack thereof in launching and building the company's businesses, (iv) cyber security, (v) conditions relevant to real estate transactions, (vi) the impact of the COVID-19 pandemic, and (vii) numerous other factors such as laws governing the operation of adult entertainment or restaurant businesses, competition and dependence on key personnel. For more detailed discussion of such factors and certain risks and uncertainties, see RCI's annual report on Form 10-K for the year ended September 30, 2022, as well as its other filings with the U.S. Securities and Exchange Commission. The company has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances.
Media & Investor Contacts
Gary Fishman and Steven Anreder at 212-532-3232 or gary.fishman@anreder.com and steven.anreder@anreder.com
2